Exhibit 99.1

H&R Block Names Tiffany Mason as Next Chief Financial Officer
Seasoned finance leader brings extensive consumer services, retail and franchising experience to the tax preparation company

KANSAS CITY, Mo., August 5, 2024 – H&R Block, Inc. (NYSE: HRB), a leading provider of global tax preparation, financial products and small business solutions, today announced that Tiffany Mason has been appointed Executive Vice President, Finance effective today, and will become the company's Chief Financial Officer, effective September 13, 2024. Mason will succeed CFO Tony Bowen, who announced his retirement earlier this year.
"We are thrilled to welcome Tiffany to H&R Block. She is a proven finance leader with deep expertise in consumer services, retail and franchising, which are critical to our business model and growth strategy," said Jeff Jones, President and Chief Executive Officer of H&R Block. "Tiffany has a track record of driving strategic initiatives, deploying capital investments, and creating shareholder value in competitive environments. I look forward to working with her as we continue to transform H&R Block to deliver outstanding value for our shareholders and service to our clients."
Mason previously served as Executive Vice President and Chief Financial Officer at Driven Brands Holdings Inc., a high-growth automotive services company, where she led a successful Initial Public Offering and delivered results that consistently surpassed Wall Street's expectations. Prior to Driven Brands, Mason held senior finance positions at Lowe's Companies, Inc., a Fortune 50 omni-channel home improvement retailer. She also has experience with blue chip firms such as PwC, Bank of America, and McCormick & Company.
"I am honored and excited to join H&R Block, a trusted and iconic brand that helps millions of people and small businesses with their tax and financial needs. I have been impressed by the company's vision, culture, and commitment to innovation and excellence," said Mason. "I look forward to partnering with Jeff and the talented H&R Block team to execute on the company's strategic priorities, deliver strong financial performance, and create long-term value for our shareholders, franchisees, associates, and clients."
Mason holds a Bachelor of Business Administration degree in Accounting from Loyola University Maryland and is a Certified Public Accountant. She also serves on the Board of Directors and as the Audit Committee Chair of Leaf Home, a private company backed by Gridiron Capital that provides home improvement products and services.
For more information about H&R Block, visit HRBlock.com.

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Exhibit 99.1

About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.

For inquiries, please contact:
Media Relations:    Teri Daley, (816) 854-3787, teri.daley@hrblock.com
            Media Desk: Mediadesk@hrblock.com

Investor Relations:    Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
            Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com